Filed pursuant to Rule 424(b)(3)
Registration No. 333-162132

SUPERFUND GREEN, L.P. – SERIES A AND SERIES B SUPPLEMENT
DATED APRIL 22, 2013 TO PROSPECTUS DATED MAY 8, 2012

MARCH 2013 PERFORMANCE UPDATE

	March 2013	Year to Date	Total NAV 03/31/2013	NAV per Unit 03/31/2013
Series A	1.78%	6.49%	$16,438,705	$1,203.82
Series B	2.52%	10.82%	$18,313,199	$1,261.83

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GREEN, L.P. – SERIES A
MARCH 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2013)

STATEMENT OF INCOME
MARCH 2013
Investment income, interest	$(226)

Expenses
Management fee	25,492
Ongoing offering expenses	13,779
Operating expenses	2,067
Selling Commissions	55,117
Other expenses	414
Incentive fee
Brokerage commissions	37,045

Total expenses	133,914

Net investment gain (loss)	(134,140)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	670,428
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(248,660)

Net gain(loss) on investments	421,768

Net increase (decrease) in net assets from operations	$287,629

STATEMENT OF CHANGES IN NET ASSET VALUE
MARCH 2013
Net assets, beginning of period	$16,507,181

Net increase (decrease) in net assets from operations	287,629

Capital share transactions
Issuance of shares	36,822
Redemption of shares	(392,926)

Net increase(decrease) in net assets from capital share transactions	(356,104)

Net increase(decrease) in net assets	(68,475)

Net assets, end of period	$16,438,705
NAV Per Unit, end of period	$1,203.82

SUPERFUND GREEN, L.P. – SERIES B
MARCH 2013 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended March 31, 2013)

STATEMENT OF INCOME
MARCH 2013
Investment income, interest	$(386)

Expenses
Management fee	28,399
Ongoing offering expenses	15,351
Operating expenses	2,303
Selling Commissions	61,402
Other expenses	783
Incentive fee	-
Brokerage commissions	59,506

Total expenses	167,743

Net investment gain(loss)	(168,130)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	1,041,135
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(422,141)

Net gain(loss) on investments	618,993

Net increase (decrease) in net assets from operations	$450,864

STATEMENT OF CHANGE IN NET ASSET VALUE
MARCH 2013
Net assets, beginning of period	$18,464,095

Net increase (decrease) in net assets from operations	450,864

Capital share transactions
Issuance of shares	75,925
Redemption of shares	(677,684)

Net increase (decrease) in net assets from capital share transactions	(601,759)
Net increase(decrease) in net assets	(150,896)

Net assets, end of period	$18,313,199
NAV Per Unit, end of period	$1,261.83

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Green, L.P.